Exhibit 5.1

ATTORNEYS AT LAW
150 NORTH MICHIGAN AVENUE, 35TH FLOOR
CHICAGO, ILLINOIS 60601-7553
312.499.1400
FAX: 312.845.1998
EBGLAW.COM

STEPHEN R. DRAKE
TEL: 312.499.1423
FAX: 312.845.1998
SDRAKE@EBGLAW.COM

June 5, 2008

The Board of Directors
Advanced ID Corporation
4500 – 5th St NE
Calgary, Alberta
Canada T2E 7C3

We have acted as counsel for Advanced ID Corporation, a Nevada corporation (the "Company"), in connection with Amendment No. 3 to the Registration Statement on Form S-1 filed June 5, 2008 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the sale of up to 10,000,000 shares of common stock, along with 6,591,251 shares of common stock to be issued upon exercise of warrants, of the Company (collectively, the "Shares").

We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the  prospectus constituting a part thereof.  In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Act.

Very truly yours,

/s/ Epstein Becker & Green, P.C.
Epstein Becker & Green, P.C.